Exhibit 10.1

AMENDMENT TO

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDMENT is made effective on October 1, 2008 by and between MOTHERS WORK, INC. (the “Company”) and EDWARD M. KRELL (“Employee”).

WHEREAS, the Company and Employee are parties to a Second Amended and Restated Employment Agreement dated as of May 15, 2007 (the “Employment Agreement”); and

WHEREAS, Section 13 of the Employment Agreement provides that the Company and Employee may amend the Employment Agreement by agreement in writing; and

WHEREAS, the Company desires to appoint Employee to the position of Chief Executive Officer, and the Employee desires to continue employment by the Company in such position, on the terms and conditions set forth in the Employment Agreement as hereby amended.

NOW, THEREFORE, in consideration of these premises and intending to be legally bound hereby, the Employment Agreement is hereby amended as follows, effective as of the date first above written:

1.             The “whereas” clauses in the preamble to the Employment Agreement are deleted in their entirety and replaced with the following:

WHEREAS, the Company and Employee are parties to an Amended and Restated Employment Agreement, dated April 26, 2005 pursuant to which Employee served as the Executive Vice President—Chief Financial Officer of the Company (the “Existing Employment Agreement”);

WHEREAS, the Existing Employment Agreement was amended and restated in its entirety by this Agreement to reflect Employee’s promotion to the position of Chief Operating Officer; and

WHEREAS, this Agreement has been amended, effective October 1, 2008, to reflect Employee’s promotion to the position of Chief Executive Officer.

2.             Section 1 is amended in its entirety to read as follows:

EMPLOYMENT, TERM AND DUTIES. The Company will continue to employ Employee and Employee hereby accepts continued employment with the Company, as Chief Executive Officer (the “Position”) on the terms herein described for the period beginning on the date hereof and continuing until terminated by either party. During his employment by the Company, except for reasonable vacations consistent with paragraph 6(C), absences due to temporary illness or as otherwise provided below in paragraph 5, Employee shall use his best efforts to serve the Company faithfully and shall devote his full time, attention, skill and efforts to the performance of the duties required by or appropriate for his Position. Employee agrees to assume such duties and responsibilities as may be customarily incident to the Position and as may be reasonably assigned to him from time to time by the Company’s Board of Directors (the “Board”), consistent with the Company’s Bylaws and with the level of responsibility appropriate to the Position. The Company shall exercise its reasonable best efforts to cause Employee to be nominated and elected (and, thereafter, re-elected, when applicable) to the Board while he holds the Position. Upon any cessation of Employee’s service in the Position, unless otherwise requested by the Board, Employee agrees to resign from all director and officer positions with the Company and its affiliates.

3.             Paragraph 2(C) and 2(H) are deleted in their entirety. Existing paragraphs 2(D), 2(E), 2(F), 2(G) and 2(I), and all references to any of those paragraphs, are renumbered 2(C), 2(D), 2(E), 2(F) and 2(G), respectively.

4.             The first sentence of existing paragraph 2(G)(2) (now paragraph 2(F)(2), as revised pursuant to this Amendment) is amended to read as follows:

“Good Reason” means any of the following, without Employee’s prior consent: (i) a material, adverse change in title, authority or duties (including the assignment of duties materially inconsistent with the Employee’s position); (ii) a reduction in base salary or bonus opportunity (described in paragraph 6); or (iii) a relocation of Employee’s principal worksite more than 50 miles.

5.             Paragraph 3 is renumbered paragraph 3(A) and is amended in its entirety to read as follows:

If the termination giving rise to the payments described in paragraph 2(B), 2(C) and 2(G) is not a “Separation from Service” within the meaning of Treas. Reg. § 1.409A-1(h)(1) (or any successor provision), then the amounts otherwise payable pursuant to those paragraphs will instead be deferred without interest and will not be paid until Employee experiences a Separation from Service. In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code to payments due to Employee upon or following his Separation from Service, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following Employee’s Separation from Service (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to Employee in a lump sum immediately following that six month period. This paragraph should not be construed to prevent the application of Treas. Reg. §§ 1.409A-1(b)(4) or -1(b)(9)(iii)(or any successor provisions) to any amount payable to Employee. For purposes of the application of Treas. Reg. § 1.409A-1(b)(4)(or any successor provision) to this Agreement, each payment in a series of payments will be deemed a separate payment.

6.             A new paragraph 3(B) is added to read as follows:

Notwithstanding anything in this Agreement to the contrary or otherwise, to the extent an expense, reimbursement or in-kind benefit provided pursuant to paragraph 2 constitutes a “deferral of compensation” within the meaning of Section 409A of the Code (1) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Employee during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Employee in any other calendar year, (2) the reimbursements for expenses for which the Employee is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (3) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

7.             Paragraph 4(C)(1) is amended by adding the following sentence immediately after the first sentence of that paragraph:

Any additional payment made pursuant to this paragraph 4(C)(1) shall be paid by the Company at the time the applicable Parachute Excise Tax is required to be withheld by the Company and remitted to the Internal Revenue Service or 5 business days before it is required to be paid by the Employee.

8.             Paragraph 4(C)(3) is amended by adding the following sentence to the beginning of such paragraph:

If a reduction to the Total Payments is required pursuant to paragraph 4(C)(2), such reduction shall occur to the payments, vesting or other benefits constituting the Total Payments in the order that results in the greatest economic present value of all Total Payments actually made to Employee.

9.             Paragraph 6(A) is amended by revising the Base Salary amount from $525,000 to $650,000.

10.           Paragraph 6(B) is amended in its entirety to read as follows:

For each fiscal year ending during Employee’s employment hereunder, Employee will be eligible to earn an annual bonus (the “Annual Bonus”). The target amount of such Annual Bonus will be 100% of Employee’s Base Salary for the applicable year, with a maximum Annual Bonus opportunity of 200% of Employee’s Base Salary for the applicable year. The actual amount of any Annual Bonus payable under this paragraph 6(B) will be paid in accordance with the Mothers Work, Inc. Management Incentive Plan, based on the Company’s achievement in the applicable fiscal year of corporate and/or individual performance goals approved by the Board or its Compensation Committee.

11.           Paragraphs 6(D)(2) and 6(D)(3) are amended in their entirety to read as follows:

(2)           reimburse Employee for (or pay on Employee’s behalf) the reasonable costs of purchasing supplemental long term disability insurance providing a disability benefit of up to $18,000 per month; and

(3)           reimburse Employee for (or pay on Employee’s behalf) the reasonable costs of purchasing a supplemental term life insurance policy providing a two million dollar ($2,000,000) death benefit.

12.           The Employment Agreement, as amended by the foregoing changes, is hereby ratified and confirmed in all respects.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer and Employee has executed this Amendment, in each case on the date(s) specified below.

MOTHERS WORK, INC.

By:	/s/ Rebecca C. Matthias

Name & Title:	Rebecca C. Matthias
President and Chief Creative Officer

Date:	9/26/08

EDWARD M. KRELL

/s/ Edward M. Krell

Date:	9/26/08